Exhibit 5.1

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W. Washington, DC 20036-5306 Tel 202.955.8500 www.gibsondunn.com
Client: 58129-00198

January [    ], 2016

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Re:	Marriott International, Inc.

Registration Statement on Form S-4 (File No. 333-208684)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, File No. 333-208684, as amended (the “Registration Statement”), of Marriott International, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 157,224,590 shares of the Company’s Class A common stock, par value $0.01 per share, (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of November 15, 2015 (the “Merger Agreement”), by and among the Company, Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), Solar Merger Sub 1, Inc., a wholly owned direct subsidiary of Starwood (“Holdco”), Solar Merger Sub 2, Inc., a wholly owned direct subsidiary of Holdco, Mars Merger Sub, Inc., a wholly owned direct subsidiary of the Company, and Mars Merger Sub, LLC, a wholly owned direct subsidiary of the Company.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

January [    ], 2016

We render no opinion herein as to matters involving any laws other than the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,